Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2004, with respect to the statements of operations, changes in partner capital and cash flows of Gulf South Pipeline Company, LP for the year ended December 31, 2003, in the Registration Statement (Form S-1) and related Prospectus of Boardwalk Pipeline Partners, LP for the registration of common units representing limited partnership interests.

/S/ ERNST & YOUNG LLP

Houston, Texas

September 20, 2006